Exhibit 10.1

EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT - NOTICE OF GRANT
[RECEIVED IN CONNECTION WITH AIP PAYMENT]

Evoqua Water Technologies Corp. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) Restricted Stock Units (the “Restricted Stock Units”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Plan”) [and the Election (as defined below)]. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. Each Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 4 of the Award Agreement. These Restricted Stock Units are hereby granted to the Grantee in lieu of a cash payment under the Company’s Annual Incentive Plan (the “AIP”) in respect of the performance period beginning on October 1, [•] and ending on September 30, [•] (the “AIP Performance Period”) [and pursuant to the election previously submitted by the Grantee to the Company and retained in the Company’s records (the “Election”)].

Date of Grant:    [●]

Name of Grantee:    [●]

Number of
Restricted Stock Units:    [●] Shares

Vesting:	The Restricted Stock Units shall vest pursuant to the terms and conditions set forth in Section 3 and Section 5 of the Award Agreement.

Vesting Date:	[●] (the “Vesting Date”)

The Restricted Stock Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 60 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 6 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.
1 NTD: Applicable to non-NEOs.

18639218.4

Exhibit 10.1

[Signature Page Follows]

2

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

EVOQUA WATER TECHNOLOGIES CORP.

By:______________________________
Name:
Title:

GRANTEE

By:______________________________
Name: [●]

[SIGNATURE PAGE TO NOTICE OF RESTRICTED STOCK UNIT GRANT (AIP) FOR THE EVOQUA WATER TECHNOLOGIES CORP. 2017 EQUITY INCENTIVE PLAN]

Exhibit 10.1

Exhibit A

EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT
AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and among Evoqua Water Technologies Corp. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Restricted Stock Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Grantee.

2.	Term of Restricted Stock Units

This Award Agreement shall remain in effect until the Restricted Stock Units have fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.

3.	Vesting of Restricted Stock Units.

(a)    Vesting Schedule. Subject to the remainder of this Section 3 and Section 5 hereof, the Restricted Stock Units shall become fully (100%) vested upon the Vesting Date, subject to the Grantee not having Terminated prior to the Vesting Date.

Except as otherwise provided in Sections 3(b) and Section 5, if the Grantee Terminates for any reason, the Restricted Stock Units that have not vested as of the date of Termination shall terminate upon such Termination and be deemed to have been forfeited by the Grantee without consideration.

(b)    Change in Control. Notwithstanding the foregoing, if the Grantee is Terminated by the Company (or its successor) without Cause within the 12-month period following a Change in Control, the Restricted Stock Units that have not vested as of the date of such Termination shall become fully vested as of the date of such Termination.

Exhibit 10.1

4.	Settlement

Within thirty (30) days following the date on which the Restricted Stock Units vest pursuant to Section 3 or Section 5 of this Award Agreement, the Company shall deliver to the Grantee one (1) Share in settlement of each Restricted Stock Unit that becomes vested on such date (such date, the “Original Distribution Date”).

Notwithstanding the foregoing, in the event that (i) the Grantee is subject to the Company’s insider trading policy, including any policy permitting officers and directors to sell Shares only during certain “window” periods, in effect from time to time (collectively, the “Policy”), the Grantee is subject to a lock-up agreement (a “Lock-Up Agreement”) with one or more underwriters or placement agents in connection with an offering or other placement of securities by the Company, or the Grantee is otherwise prohibited from selling Shares in the public market and any Shares underlying the Grantee’s Restricted Stock Units are scheduled to be delivered on the Original Distribution Date that (A) does not occur during an open “window period” applicable to the Grantee or on a day on which the Grantee is permitted to sell Shares underlying any of the Restricted Stock Units that have vested pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, as applicable, (B) occurs within a period during which transactions in Company securities by the Grantee are prohibited under the terms of a Lock-Up Agreement (a “Lock-Up Period”) or (C) does not occur on a date when the Grantee is otherwise permitted to sell Shares on the open market, and (ii) the Company elects not to satisfy the Grantee’s tax withholding obligations by withholding Shares from the Grantee’s distribution, then such Shares shall not be delivered on the Original Distribution Date and shall instead be delivered, as applicable, on (X) the first business day of the next occurring open “window period” applicable to the Grantee pursuant to the Policy, (Y) the first business day immediately following the end of the Lock-Up Period, or (Z) the next business day on which the Grantee is not otherwise prohibited from selling Shares in the open market, but in no event later than December 31st of the calendar year in which the Original Distribution Date occurs.

5.	Termination of Service

(a)    Except as set forth in the remainder of this Section 5, if the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then the Restricted Stock Units that have not previously vested shall terminate as of the date of the Grantee’s Termination. If the Grantee incurs a Termination for Cause, then the Restricted Stock Units (including, for the avoidance of doubt, Restricted Stock Units that are unvested and vested but not yet settled) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.

(b)    Subject to the remainder of this Section 5, if the Grantee has (x) (i) attained the age of 65 or (ii) attained the age of 55 and completed at least ten (10) consecutive years of service with the Company and (y) delivered written notice to the Company on or after meeting the requirements set forth in clause (x) of his or her intent to retire from the Company (such notice, a “Retirement Notice”) at least six months prior to the effective date of his or her retirement ((x) and (y), together, referred to as becoming “Retirement Eligible”), the Grantee’s Restricted Stock Units

Exhibit 10.1

shall, notwithstanding his or her Termination for any reason other than Cause prior to the Vesting Date, become fully vested on the Vesting Date in accordance with Section 3; provided, however, that if the Company becomes aware of circumstances that would have given rise to the Grantee’s Termination for Cause, any Restricted Stock Units that remain unvested as of the date of the Company’s becoming aware of such circumstances shall be forfeited for no consideration. In addition, the Grantee’s portion of applicable payroll (FICA) taxes shall be withheld from the Grantee’s first paycheck to be disbursed immediately following the Grantee’s becoming Retirement Eligible, or such earlier date as may be required by applicable law, as determined by the Company in its sole discretion. For this purpose, the amount of payroll taxes due shall be based on the Fair Market Value of the Shares underlying the Restricted Stock Units that remained unvested as of immediately prior to the date on which the tax is assessed in accordance with the preceding sentence.

(c)    Subject to the remainder of this Section 5, if the Grantee incurs a Termination due to death or Disability, the portion of the Grantee’s Restricted Stock Units that have not previously vested shall become vested in full as of the date of the Grantee’s death or Termination due to Disability.

(d)    Subject to this Section 5, if the Grantee incurs a Termination other than for Cause and is entitled to receive severance pursuant to the Company’s severance policy, the Grantee’s Restricted Stock Units shall become vested in full on the Vesting Date in accordance with Section 3. In addition, if required, the Grantee’s portion of applicable payroll (FICA) taxes shall be withheld from the Grantee’s last paycheck, or such earlier date as may be required by applicable law, as determined by the Company in its sole discretion. For this purpose, the amount of payroll taxes due shall be based on the Fair Market Value of the Shares underlying the Restricted Stock Units that remained unvested as of immediately prior to the date on which the tax is assessed in accordance with the preceding sentence.

6.	Prohibited Activities

(a)    No Sale or Transfer. Unless otherwise required by law, the Restricted Stock Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Restricted Stock Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)    Right to Terminate Restricted Stock Units and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, or (b) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee

Exhibit 10.1

is a party, or (c) the Grantee engages in any activity prohibited by this Section 6 of this Award Agreement, or (d) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or e) the Grantee is convicted of a felony against the Company or any of its affiliates or (f) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party (as applicable), then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock Units (including the vested portion of the Restricted Stock Units) without consideration, which shall be of no further force and effect. “Restrictive Agreement” shall mean (i) for any Grantee who is not a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee and (ii) for any Grantee who is a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee.

(c)    Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 6 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 6 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.	No Rights as Stockholder

The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Restricted Stock Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a shareholder of record on the books of the Company following delivery of the Shares in settlement of the Restricted Stock Units. Additionally, as a condition to the issuance of any Shares covered by the Restricted Stock Units, the Company reserves the right to require the Grantee to become a party to the Company’s Second Amended and Restated Stockholders’ Agreement dated as of December 11, 2014 and the Company’s Second Amended and Restated Registration Rights Agreement dated as of October 16, 2017, in each case, as may be amended from time to time.

8.	Taxation Upon Settlement of the Restricted Stock Units; Tax Withholding; Parachute Tax Provisions

The Grantee understands that the Grantee will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of the vesting and/or settlement of the Restricted Stock Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

Exhibit 10.1

The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Restricted Stock Units. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting and settlement or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Restricted Stock Units. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Restricted Stock Units. The Grantee may pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by making a cash payment to the Company. In addition, the Committee, in its sole discretion, may allow the Grantee, to pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by (x) having withheld a portion of the Shares then issuable to him or her upon settlement of the Restricted Stock Units or (z) surrendering Shares that have been held by the Grantee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the settlement of the Restricted Stock Units, in each case having an aggregate Fair Market Value equal to the withholding taxes.

In connection with the grant of the Restricted Stock Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit 1 attached hereto.

9.	Securities Laws

Upon the acquisition of any Shares pursuant to the settlement of the Restricted Stock Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Restricted Stock Units in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Restricted Stock Units.

10.	Modification, Amendment, and Termination of Restricted Stock Units

Except as set forth in Section 12(b) hereof, this Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

Exhibit 10.1

11.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)    If to the Company at the address below:

Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania
Phone: (724) 772-0044
Attention: General Counsel

(b)    If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

12.	Award Agreement Subject to Plan and Applicable Law

(a)    This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

(b)    For the avoidance of doubt, with respect to any Grantee outside of the U.S., if the application of the vesting provision as set forth in Section 5(b) hereof is invalid or impracticable under applicable local law, the terms of Section 5(b) hereof shall either be amended or be deemed not to apply to such Grantee, as determined in the sole discretion of the Committee. All determinations made and actions taken with respect to this Section 12(b) shall be made in the sole discretion of the Committee.

(c)    This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of

Exhibit 10.1

the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

13.	Section 409A

The Restricted Stock Units are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.

14.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

15.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

16.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

17.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof. If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

Exhibit 10.1

18.	Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19.	Waiver of Cash Payment under the AIP

The Grantee understands and agrees that the Restricted Stock Units granted pursuant to this Award Agreement have been granted in lieu of a cash payment in respect of the AIP Performance Period [consistent with the Election] and have a value on the Date of Grant that is equal to approximately 120% of the cash payment that would have otherwise been paid to the Grantee under the terms of the AIP in respect of the AIP Performance Period.

Exhibit 10.1

Exhibit 1

PARACHUTE TAX PROVISIONS

This Exhibit 1 sets forth the terms and provisions applicable to the Grantee pursuant to the provisions of Section 8 of the Award Agreement. This Exhibit 1 shall be subject in all respects to the terms and conditions of the Award Agreement.

(a)    To the extent that the Grantee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Grantee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Grantee whichever of the following two alternative forms of payment would result in the Grantee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)    If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Grantee may designate a different order of reduction.

(c)    For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options

Exhibit 10.1

in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)    All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Grantee.

(e)    The federal tax returns filed by the Grantee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Grantee. The Grantee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Grantee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Grantee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Grantee but the Grantee shall control any other issues. In the event that the issues are interrelated, the Grantee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Grantee shall permit the representative of the Company to accompany the Grantee, and the Grantee and his representative shall cooperate with the Company and its representative.

(g)    The Company shall be responsible for all charges of the Accountants.

(h)    The Company and the Grantee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit 1.

(i)    Nothing in this Exhibit 1 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Grantee and the repayment obligation null and void.

(j)    Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit 1 shall be paid to the Grantee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Grantee or where no taxes are required to be remitted, the end of the Grantee’s calendar year following the Grantee’s

Exhibit 10.1

calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)    The provisions of this Exhibit 1 shall survive the termination of the Grantee’s employment with the Company for any reason and the termination of the Award Agreement.